                                                                      Exhibit 99

[PSYCHIATRIC SOLUTIONS, INC. LOGO]

CONTACT:
Brent Turner
Executive Vice President,
Finance and Administration
(615) 312-5700


               PSYCHIATRIC SOLUTIONS NAMES WILLIAM B. RUTHERFORD
                            CHIEF OPERATING OFFICER

FRANKLIN, Tenn. (Mar. 6, 2006) -- Psychiatric Solutions, Inc. ("PSI") (NASDAQ:
PSYS) today announced the hiring of William B. Rutherford as its Chief Operating Officer. Mr. Rutherford comes to PSI having developed a distinguished record in health care management during nearly 20 years at HCA Inc. From 1996 to 2005, Mr. Rutherford was a senior officer of HCA, serving as Chief Financial Officer -- Eastern Group, responsible for the financial operations of over 90 hospitals in six operating divisions across the Eastern portion of the United States that generated over $11 billion in revenues and $2 billion in earnings annually. Previously, he served as Chief Financial Officer of HCA's Georgia Division, where he oversaw the financial operations of 17 hospitals. Earlier, Mr. Rutherford, a CPA, held several positions, including Director of Internal Audit and Director of Operations Support. He left HCA in 2005 to launch a consulting group, focused on executive learning and management training.

     Joey Jacobs, Chairman, President and Chief Executive Officer of PSI, remarked, "We are very pleased to be adding an individual to our team with Bill Rutherford's credentials and capabilities. The skills, experience and perspective he developed through successfully managing a large network of health care facilities in a growing public company position him well to execute his responsibilities as Chief Operating Officer of our expanding facilities-based company. We welcome him to PSI, confident of his ability to contribute to further growth in our stockholder value."

     PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 58 owned or leased freestanding psychiatric inpatient facilities with approximately 6,500 beds in 27 states. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.


                                     -END-